RSE COLLECTION, LLC

250 Lafayette Street, 3R

New York, NY 10012

PROPOSED ASSET ACQUISITION TERMS:

Key Deal Points:

You are the exclusive unencumbered owner (“Seller”) of a collector car, which you have honestly and accurately represented to the best of your ability and knowledge regarding the car (the “Asset”).

You are partnering with Rally Rd.TM to offer the Asset for sale on our platform with the goal of crowd funding liquidity for the Asset (the “Offering”).

You and Rally Rd.TM will agree to a price for the Asset (“Consideration”). The Consideration will consist of “Cash” (which gets paid at the close of a successful Offering), plus, at your option, “Equity” (which allows you to participate in a percentage of any potential future appreciation of the Asset).

Rally Rd.TM will be the exclusive seller of the Asset for a period of time (ex. 3 months, the “Period”).

Your Rights & Obligations:

You always maintain possession of the Asset throughout the Period. As such, we ask that you maintain the Asset in a manner consistent with how it was maintained prior to the Period.

During the Period, you will allow Rally Rd.TM reasonable access the Asset for the creation of marketing materials.

The Results:

Upon completing a successful Offering, you will promptly receive full payment of the Consideration. Rally Rd.TM will assume title and take possession of the Asset (unless otherwise mutually agreed to by Rally Rd. and Seller). And, if you elected to retain any Equity in the Asset, it will be issued to you by Rally Rd.TM

In the unlikely event the Offering is unsuccessful, you can choose to: (1) accept the amount raised through the Offering at the close of the Period (the amount of Cash owed will be reduced accordingly), (2) relist the asset with Rally Rd.TM under mutually agreed upon amended acquisition terms, or (3) retain full title to the Asset.

RSE COLLECTION, LLC

250 Lafayette Street, 3R

New York, NY 10012

Transaction Details:

Seller: Don Rose

Asset:1972 Mazda Cosmo Sport Series II (L10B)

Mileage: 42,849KM VIN: 11193

Period:October 26, 2018 – January 26, 2019

Offering:The following is a proposed transaction structure, subject to modification with mutual approval of Rally Rd. and Seller:

Total Offering Value = $124,500

Less - Fees, Costs & Expenses:

Asset Account ($2,500) cash account for future op ex

Servicing Cost ($0.00) servicing + refurbishment

Third Part Commission ($2,500)

Deal Expenses ($671) Transport, marketing, registration

Rally Rd. Fees($1,980) deal structuring

Seller Consideration =$115,000

Cash =     $65,200

Equity =   $49,800 (40%)

Other Terms:

-Asset to be stored at the Cultivated Collector, for the duration of the period or until successful completion of the offering.

-Rally Rd. shall be permitted to put reasonable Rally Rd. branding adjacent to Asset, subject to the approval of Seller.

-Rally Rd. shall insure the Asset for its full value after the close of the Offering, and immediately provide Seller with a Certificate of Insurance acceptable to Seller.

-Seller shall endeavor to promote the Offering through available marketing channels (direct email, events, etc.)

SELLER: /S/ Don Rose___RALLY RD./S/ Chistopher Bruno

NAME:_____________             NAME:_RSE Collection, LLC

RSE COLLECTION, LLC

250 Lafayette Street, 3R

New York, NY 10012

BY: Done Rose ____BY:  Christopher Bruno__

DATE: _11/14/2018__DATE: _11/5/2018______